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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

   JAGID                            JEFFREY               M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   C/O I.D. SYSTEMS, INC.
   ONE UNIVERSITY PLAZA
--------------------------------------------------------------------------------
                                    (Street)

   HACKENSACK                         NJ                 07601
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


   I.D. SYSTEMS, INC.                           IDSY
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year


   JUNE 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   CHIEF EXECUTIVE OFFICER & DIRECTOR
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          6/15/00        P             10,000        A      $4.51    137,250           D      --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                            (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --   11/15/96 11/15/05 Common    17,500  (1)      17,500    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --   11/15/97 11/15/05 Common    17,500  (1)      17,500    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --   11/15/98 11/15/05 Common    17,500  (1)      17,500    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --   11/15/99 11/15/05 Common    17,500  (1)      17,500    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --   11/15/00 11/15/05 Common    17,500  (1)      17,500    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/3/98   9/3/07  Common    20,000  (1)      20,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/3/99   9/3/07  Common    20,000  (1)      20,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/3/00   9/3/07  Common    20,000  (1)      20,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/3/01   9/3/07  Common    20,000  (1)      20,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/3/02   9/3/07  Common    20,000  (1)      20,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/1/99   9/1/08  Common    18,125  (1)      18,125    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/1/00   9/1/08  Common    18,125  (1)      18,125    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/1/01   9/1/08  Common    18,125  (1)      18,125    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/1/02   9/1/08  Common    18,125  (1)      18,125    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $1.20       --    --    --    --    --    9/1/03   9/1/08  Common    18,125  (1)      18,125    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $7.56    1/19/00  A     V   15,000  --    1/19/01  1/19/10 Common    15,000  (2)      15,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $7.56    1/19/00  A     V   15,000  --    1/19/02  1/19/10 Common    15,000  (2)      15,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $7.56    1/19/00  A     V   15,000  --    1/19/03  1/19/10 Common    15,000  (2)      15,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $7.56    1/19/00  A     V   15,000  --    1/19/04  1/19/10 Common    15,000  (2)      15,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Options             $7.56    1/19/00  A     V   15,000  --    1/19/05  1/19/10 Common    15,000  (2)      15,000    D        --
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1)  Granted pursuant to the Company's 1995 Employee Stock Option Plan.

(2)  Granted pursuant to the Company's 1999 Employee Stock Option Plan.

*If the  Form is  filed  by more  than one  Reporting  Person,  see  Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed.

/s/ JEFFREY M. JAGID                                             6/20/00
-----------------------------------------                  --------------------
   **Signature of Reporting Person                                 Date
          JEFFREY M. JAGID

Reminder:  Report on a separate line for each class of securities owned directly or indirectly.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
If space is insufficient, See Instruction 6 for procedure.